UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

___________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 5, 2009

NET 1 UEPS TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Florida	000-31203	98-0171860
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

President Place, 4th Floor, Cnr. Jan Smuts Avenue and Bolton Road
Rosebank, Johannesburg, South Africa
(Address of principal executive offices) (ZIP Code)

Registrant’s telephone number, including area code: 011-27-11-343-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Adoption of Cash Incentive Award Plan

On February 5, 2009, the Board of Directors of Net 1 UEPS Technologies, Inc. (the “Company”), upon recommendation of the Remuneration Committee, adopted a cash incentive award plan (“Cash Incentive Award Plan”) pursuant to which Dr. Serge Belamant, the Company’s Chief Executive Officer, and Herman Kotze, the Company’s Chief Financial Officer, will be eligible to earn a cash incentive award based on the Company’s fiscal 2009 financial performance and the executive’s individual performance. The terms of the Cash Incentive Award Plan are not contained in a formal written document, but are summarized below.

The Cash Incentive Award Plan provides for a target cash incentive award of 100% of the executive’s base salary for fiscal 2009, 80% of which will be based on the quantitative factors described below and 20% of which will be based on the qualitative factors described below.

Accordingly, 80% of the target cash incentive award will be payable if the Company achieves a 25% increase in “fundamental earnings per share” in fiscal 2009 as compared with fiscal 2008. Therefore, if the Company achieves a 25% increase in fundamental earnings per share, the executive will earn 100% of the quantitative cash incentive award. If the Company achieves an increase in fundamental earnings per share of 15% or less, the executive will not earn any of the quantitative portion of the cash incentive award. For each percentage point increase above 15%, the executive will be entitled to receive 10% of the quantitative portion of the target cash incentive award, up to a maximum of 150% of the quantitative portion of the target cash incentive award if the Company achieves fundamental earnings per share growth of 30% or more. The following formula illustrates the calculation of the quantitative portion of the cash incentive award:

Quantitative portion of cash incentive award = 80% x A x ((B-15%) x 100) x 10% where:

A = Annual Salary for fiscal 2009;
B = % increase in fundamental earnings per share from fiscal 2008 to fiscal 2009; with B limited to 30%

Fundamental earnings per share will be determined in U.S. dollars and will be measured as the Company’s earnings per share determined in accordance with U.S. generally accepted accounting principles to exclude the effects related to (i) the amortization of intangible assets; (ii) stock-based compensation charges; and (iii) one-time, large, unusual items as determined in the discretion of the Remuneration Committee. Further, the calculation of fundamental earnings per share will assume no change in the Company’s effective tax rate from fiscal 2008.

The Remuneration Committee reserves the right to exercise judgment in the final determination of the cash incentive award that is based on quantitative factors as it recognizes that changes in exchange rates between the U.S. dollar, which is the Company’s reporting currency, and the South African rand, which is the Company’s primary functional currency, could have a substantial impact on the Company’s fundamental earnings per share which is reported in U.S. dollars.

20% of the target cash incentive award will be based on the following qualitative factors: (i) increasing management depth; (ii) integrating the BGS acquisition and (iii) expanding the Company’s foreign operations.

Dr. Belamant’s current annual base salary is $850,000. Under the quantitative portion of the Cash Incentive Award Plan, Dr. Belamant’s threshold, target and maximum payout amounts are $68,000, $680,000 and $1,020,000, respectively. If Dr. Belamant were to earn the entire qualitative portion of his cash incentive award, his maximum total payout amount under the Cash Incentive Award Plan would be $1,190,000.

Mr. Kotze’s current annual base salary is $425,000. Under the quantitative portion of the Cash incentive award Plan, Mr. Kotze’s threshold, target and maximum payout amounts are $34,000, $340,000 and $510,000, respectively. If Mr. Kotze were to earn the entire qualitative portion of his cash incentive award, his maximum total payout amount under the Cash Incentive Award Plan would be $595,000.

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NET 1 UEPS TECHNOLOGIES, INC.

Date: February 11, 2009	By:	/s/ Serge Belamant
Dr. Serge C.P. Belamant
Chief Executive Officer and
Chairman of the Board